Exhibit 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”), dated as of December 2, 2021 (the “Effective Date”) is entered into among 7SEEDS INC., a Nevada corporation (“7Seeds”), FIREBREAK ASSOCIATES INC., a California corporation (“Firebreak”), and ELYSIAN PREMIUM CORP., a Colorado corporation (“Elysian”). Fortium Holdings Corp., a Nevada corporation (“Fortium”), the sole owner of Elysian, hereby joins this Agreement solely for acknowledging and agreeing to the provisions set forth in Section 3.02(b)(i)(B) and ARTICLE X. 7Seeds, Firebreak, Elysian, and Fortium shall each individually be referred to herein as a “Party,” and all collectively, the “Parties.”

RECITALS

WHEREAS, 7Seeds has extensive experience identifying commercial cannabis business opportunities, securing state and local commercial cannabis business licensure, and planning and operating commercial cannabis businesses;

WHEREAS, Firebreak owns the right, title, and interest in and to, or the common law rights associated with, the “Cannablue” trademarks and service marks set forth on Schedule 1, as may be amended from time to time, whether registered or unregistered, including the listed registrations and applications and any registrations which may be granted pursuant to such application (the “Cannablue Marks”);

WHEREAS, Elysian has entered into an agreement to acquire cannabis dispensaries and delivery stores, and seeks to expand its operations by opening further commercial cannabis store locations throughout the Territory;

WHEREAS, 7Seeds, Firebreak, and Elysian desire to jointly engage in the operation of identifying locations to open new commercial cannabis businesses, including without limitation dispensaries, delivery stores, and such other businesses engaging in cannabis-related retail activities, securing proper state and local licensure, planning commercial cannabis business operations at those locations, and for which Elysian and its Wholly Owned Subsidiaries, may use the Cannablue Marks to open such commercial cannabis stores under the “Cannablue” name (the “Common Purpose”);

WHEREAS, Elysian and its Wholly Owned Subsidiaries may own and operate new commercial cannabis stores, that may be branded with the Cannablue Marks or otherwise make use of the Cannablue Marks, for which 7Seeds shall identify locations and obtain proper state and local licensure for such stores (the “7Seeds Licensed Stores”);

WHEREAS, Elysian and its Wholly Owned Subsidiaries may also own and operate new commercial cannabis stores, that are branded with the Cannablue Marks or otherwise make use of the Cannablue Marks, for which Elysian shall independently identify locations and obtain proper state and local licensure for such stores (the “Other Stores” and together with the 7Seeds Licensed Stores, each an “Elysian Store” and collectively, the “Elysian Stores”); and

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WHEREAS, the Parties desire to enter into this Agreement setting forth the terms and conditions governing their agreement to enter into the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. In addition to those capitalized terms defined herein, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. The term “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Cannabis License” means all state and local Permits required of an Elysian Store to conduct commercial cannabis activity as contemplated by this Agreement in compliance with the applicable Laws of each state and local jurisdiction, as applicable.

“Change of Control” shall mean the occurrence of any of the following events:

(a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, the “Exchange Act”) (other than Elysian and/or its Wholly Owned Subsidiaries or a person that directly or indirectly Controls, is Controlled by, or is under common Control with, Elysian and/or its Wholly Owned Subsidiaries) of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Elysian and/or its Wholly Owned Subsidiaries representing more than fifty percent (50%) of the total voting power represented by Elysian and/or its Wholly Owned Subsidiaries then outstanding voting securities;

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(b) a merger or consolidation of Elysian and/or its Wholly Owned Subsidiaries with any other person, or the sale of all or substantially all the assets of Elysian and/or its Wholly Owned Subsidiaries, a result of which merger, consolidation or sale, the voting securities of Elysian and/or its Wholly Owned Subsidiaries outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity, including the parent corporation of such surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Elysian and/or its Wholly Owned Subsidiaries or such surviving entity outstanding immediately after such merger, consolidation or sale;

(c) the approval of a plan of complete liquidation or dissolution of Elysian and/or its Wholly Owned Subsidiaries; or

(d) a change in the composition of the board of directors of Elysian (the “Board”) occurring within a twelve (12)-month period, as a result of which fewer than a majority of the Board members are Incumbent Directors.

(e) “Incumbent Directors” shall mean members of the Board who either (1) are Board members as of the Effective Date, or (2) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board members whose election was neither in connection with any transactions described in subsections (a) or (b), above, nor in connection with an actual or threatened proxy contest relating to the election of the Board members.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.

“Gross Sales” means the total actual gross charges collected by Elysian and/or its Wholly Owned Subsidiaries for the completed sales of all products and services sold to customers of Elysian Stores, for cash or credit, whether such sales are made at or from the premises of the Elysian Stores, or any other location. The following shall be excluded from Gross Sales (i) credits, refunds and returns for all products and services sold to customers of Elysian Stores; (ii) sales, use, service or excise taxes collected from customers and paid to the appropriate taxing authority; and (iii) all applicable state and local commercial cannabis sales taxes.

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“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software; (f) all database rights; (g) all design rights and registered designs and all documentation and media constituting or describing any of the foregoing and all copies and tangible embodiments thereof (in whatever form or medium and whether or not any of the foregoing is registered); and (h) all other proprietary rights, including all moral rights, pertaining to any product or service designed, manufactured, sold, distributed, marketed, used, performed, employed or exploited, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world, owned by or registered in the name of any Person or in which any Person has any rights, licenses or immunities.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority, with the explicit exception of the Controlled Substances Act of 1970 (21 U.S.C. § 801 et seq) and any other federal laws criminalizing, prohibiting, penalizing, sanctioning, or in any way punishing commercial cannabis activity legal under state law.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Quarterly Period” means each three-month period commencing on the 1st of January, 1st of April, 1st of July, and 1st of October.

“Representatives” means, with respect to any Person, any and all directors, officers, members, shareholders, managers, employees, contractors, consultants, financial advisors, counsel, accountants, successors, assigns, and other agents of such Person or its Affiliates.

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“Subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture, limited liability company or similar entity of which: (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as the case may be, are owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person is a Controlling general partner or otherwise Controls such entity.

“Territory” means the United States.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a national securities exchange, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the national securities exchange on which the common stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a national securities exchange, the volume weighted average price of the common stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the common stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the common stock are then reported on The OTC Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing price per share of the common stock so reported, or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the Parties, the fees and expenses of which shall be divided evenly among the Parties.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the issued and outstanding capital stock or other ownership interests of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

ARTICLE II

OPENING OF ELYSIAN STORES

Section 2.01 Good Faith Effort. For the purpose of fulfilling the Common Purpose, Elysian agrees to make a reasonable and good faith effort to open Elysian Stores as and to the extent financially viable, legally permissible and economically practicable.

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ARTICLE III

SERVICES

Section 3.01 Consulting Services.

(a) Services; Services Term. Elysian hereby retains and appoints on a non-exclusive basis and 7Seeds agrees that it will on an exclusive basis to Elysian provide the following specified consulting services (“Services”) in fulfillment of the Common Purpose, subject to the supervision and direction of the Chief Executive Officer of Elysian (the “Elysian CEO”), for a thirty-six (36) month period, commencing on the Effective Date, unless earlier terminated in accordance with Sections 3.03(b) or (c) (the “Services Term”):

(i) identifying potential locations, and/or obtain established and/or new Permits, for new 7Seeds Licensed Stores;

(ii) providing strategic planning and advisory services to Elysian regarding capital allocation towards the type of commercial cannabis business which is best suited for the desired location, including which states and cities provide the highest return on investment;

(iii) securing all requisite Permits, including Cannabis Licenses, for the new 7Seeds Licensed Stores to operate as commercial cannabis businesses, and promptly notifying Elysian in writing of the acquisition of any such Permit within 24 hours of such acquisition;

(iv) assisting Elysian in planning, setting up, and launching each new 7Seeds Licensed Store; and

(v) finding contracts appropriate to the operation of the 7Seeds Licensed Stores, and providing general business development services.

(b) Allocation of Time and Energies. 7Seeds hereby promises to perform and discharge faithfully the responsibilities which may be assigned from time to time by the Elysian CEO and other officers and duly authorized representatives of Elysian, in connection with the conduct of its activities, so long as such activities are in compliance with applicable Laws. 7Seeds shall diligently and thoroughly provide the Services required hereunder.

(c) Non-Exclusivity. For the avoidance of doubt, nothing in this Agreement shall preclude Elysian from engaging any other Persons to perform the same or substantially similar services with respect to the Services provided by 7Seeds hereunder.

(d) Grant of License to Elysian’s Intellectual Property during Services Term. Elysian grants to 7Seeds a limited, non-exclusive, royalty-free, non-transferable, and non-sublicensable, worldwide license, during the Services Term, to all of Elysian’s and its Wholly Owned Subsidiaries’ Intellectual Property rights (“Elysian’s Intellectual Property”), solely to the extent necessary to provide the Services to Elysian and/or its Wholly Owned Subsidiaries. In the course of providing the Services, 7Seeds may be using certain pre-existing materials consisting of documents, data, know-how, strategies, methodologies, software, and other materials, developed or acquired by 7Seeds prior to, or independently of, or during the Services Term (collectively, the “Pre-Existing Materials”). 7Seeds shall remain, the sole and exclusive owner of all right, title, and interest in and to the Pre-Existing Materials, including all Intellectual Property rights therein, which may be used by Elysian and/or its Wholly Owned Subsidiaries in accordance with the terms of this Agreement.

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Section 3.02 Compensation for Services.

(a) Monthly Fees for Services. As consideration for the Services to be provided by 7Seeds to Elysian under this Agreement, Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall compensate 7Seeds, or a Wholly Owned Subsidiary of 7Seeds as designated by 7Seeds in writing, and approved in advance by Elysian, for the Services satisfactorily performed (the “Monthly Fees”) during the Services Term, in accordance with the following payment terms:

(i) $5,000 per month for the first 3 months immediately following the Effective Date (pro-rated);

(ii) $10,000 per month thereafter beginning in month 4 and through and including month 12 following the Effective Date;

(iii) $12,500 per month thereafter beginning in month 13 and through and including month 24 following the Effective Date; and

(iv) $15,000 per month thereafter beginning in month 25 and through and including month 36 following the Effective Date.

(b) Royalties for the Exclusivity of Services.

(i) As an incentive to provide the Services exclusively to Elysian, thereby foregoing the opportunity to provide such Services whether directly or indirectly to any other third party, or to seek commercial cannabis business locations and licensing for its own benefit, 7Seeds shall receive the following additional compensation from Elysian. For each 7Seeds Licensed Store which receives a Cannabis License during the Term as a direct result of the Services provided hereunder by 7Seeds (which for avoidance of doubt shall not include California license numbers C11-0000999 and C9-0000379 and related local Cannabis Licenses which the Parties acknowledge are being obtained by Elysian from third-parties pursuant to separate Stock Purchase Agreements), 7Seeds or a Wholly Owned Subsidiary of 7Seeds designated by 7Seeds in writing and approved in advance by Elysian, shall be entitled to receive the following additional compensation subject to the terms and conditions as set forth in Section 3.03(a):

(A) a payment equal to 6% of each applicable 7Seeds Licensed Store’s Gross Sales, which shall be payable within thirty (30) days following the end of each Quarterly Period (each a “Services Royalty” and collectively, the “Services Royalties”) until the earlier of (i) the successful closing of a Change of Control of Elysian and its Wholly Owned Subsidiaries (“Full Change of Control”) and subject in all respects to the provisions of Section 4.04(d); (ii) the election by Elysian and/or its Wholly Owned Subsidiaries, as applicable, to terminate the Services Royalty, pursuant to and in accordance with the provisions of Section 4.04(d) (each a “Services Royalty Termination Election”), or (iii) the termination of the Services for cause pursuant to Sections 3.03(a)(i) through (iv); and

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(B) the issuance of shares of common stock of Fortium having a value of $50,000 (with the number of shares of common stock to be calculated based on the five (5)-day VWAP on the date of the Cannabis License approval) (each, a “Stock Payment” and collectively, the “Stock Payments”), subject to compliance with applicable federal and state securities Laws, which Stock Payment shall be issued to 7Seeds, or a Wholly Owned Subsidiary of 7Seeds (as determined by 7Seeds, subject to the governing documents of Fortium, the Exchange Act and applicable Law).

(ii) Notwithstanding anything to the contrary herein, and for the avoidance of doubt:

(A) upon a Change of Control of one or more of the Wholly Owned Subsidiaries of Elysian (each, a “Partial Change of Control), or by Notice of a Services Royalty Termination Election, pursuant to and in accordance in all respects with the provisions of Section 4.04(d), Elysian and/or its Wholly Owned Subsidiaries, as applicable, may terminate the Services Royalty payments attributable to the 7Seeds Licensed Stores that are subject to such Partial Change of Control, or as otherwise specifically identified in the Services Royalty Termination Election Notice, but Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall not terminate the Services Royalty payments attributable to the 7Seeds Licensed Stores that are not subject to such Partial Change of Control or that are not specifically identified in the Services Royalty Termination Election Notice; and

(B) 7Seeds shall not be entitled to the Services Royalties and Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall not be obligated to pay Services Royalties to 7Seeds in connection with Services provided by 7Seeds to a 7Seeds Licensed Store if Elysian and/or its Wholly Owned Subsidiaries, as applicable, are otherwise obligated to pay CM License Royalties to Firebreak pursuant to Section 4.04(b) in connection with such 7Seeds Licensed Store.

(c) Expenses. Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall pay 7Seeds for 7Seeds’ reasonable expenses incurred in providing the Services under Section 3.01 (which shall include travel and license filing fees), or any other expense that is approved by the Elysian CEO in writing prior to 7Seeds incurring any such expense (collectively, “Reimbursable Expenses”, and together with the Services Monthly Fees, each, a “Service Payment Obligation” and collectively, the “Service Payment Obligations”). 7Seeds will be provided with a corporate expense credit card within a reasonable time after the Effective Date to allow 7Seeds to expedite its duties, provided, however that 7Seeds shall comply with all Elysian policies on the use of such corporate expense credit card as may be adopted by Elysian from time to time, including this Section 3.02(c). 7Seeds’ acknowledges and agrees that, upon 7Seeds’ failure to follow or otherwise adhere to any such policies, including the pre-approval requirement set forth in this Section 3.02(c), Elysian may revoke 7Seeds authorization to use such corporate expense credit card at any time upon written notice to 7Seeds.

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(d) Manner of Payments. (i) All Monthly Fees shall be paid within thirty (30) days following the end of each monthly period, (ii) all Reimbursable Expenses payable in accordance with Section 3.02(c) shall be paid within thirty (30) days after Elysian’s receipt of a written invoice and all supporting documentation with respect to such Reimbursable Expenses, and (iii) all Services Royalties shall be paid within thirty (30) days following the end of each Quarterly Period, in each case, in US dollars by wire transfer to a bank account to be designated in writing by 7Seeds.

(e) Late Payments. In the event 7Seeds does not receive payments due under this Section 3.02 on or before the date due, Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall pay to 7Seeds, interest on the past due payment from the date such payment was due to the date such payment is made at a rate of 1.5% per month, or, if lower, the maximum amount permitted under applicable Law.

(f) Services Royalty Statements. At the same time as payment of Services Royalties are submitted, Elysian shall submit or cause to be submitted to 7Seeds, a statement in writing, certified to be true and correct by an officer of Elysian, that includes all information relevant to the calculation of such Services Royalties, including:

(i) the Quarterly Period for which the Services Royalties were calculated;

(ii) the Gross Sales for each Elysian Store, as applicable, during the Quarterly Period;

(iii) the amount of Services Royalties due and payable; and

(iv) any other details 7Seeds may reasonably request in advance in writing.

Within thirty (30) days following the end of each calendar year, Elysian shall submit to 7Seeds a written statement of Elysian’s and/or its Wholly Owned Subsidiaries’, as applicable, aggregate Gross Sales during each Quarterly Period and the amount due to 7Seeds for each Quarterly Period. In the event that such statement shows that the amount due by Elysian and/or its Wholly Owned Subsidiaries, as applicable, is less than the amount paid, Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall pay to 7Seeds, within seven (7) days of the submission of the statement, an amount equivalent to the difference between the amount paid and the amount due, plus any interest calculated in accordance with Section 3.02(e).

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Section 3.03 Termination of Services Term and Services.

(a) Termination of Services Term and Services. Except as otherwise set forth herein, the Services Term, together with the Parties respective obligations relating to the Services, may be terminated prior to the expiration of the Services Term, immediately upon the breaching Party’s receipt of a written termination notice from the non-breaching Party, if:

(i) 7Seeds materially breaches its obligations with respect to the Services under this Agreement, and such material breach is incapable of cure, or with respect to a material breach capable of cure, 7Seeds does not cure such material breach within ten (10) days after receipt of a written notice of such breach from Elysian;

(ii) Elysian, in its sole, but reasonable, discretion, determines that Alex Gosselin (“Gosselin”), the Chief Executive Officer of 7Seeds, has engaged in willful or intentional misconduct or fraud with respect to the Services or any other activities;

(iii) there is a material change in the business and operations of 7Seeds that has an adverse effect on Elysian or on 7Seeds’ performance of the Services;

(iv) 7Seeds or Firebreak is in breach or default of any of their respective obligations under this Agreement or any other agreement with Elysian and/or Fortium, and such material breach is incapable of cure, or with respect to a material breach capable of cure, 7Seeds does not cure such material breach within ten (10) days after receipt of a written notice of such breach from Elysian; or

(v) Elysian and/or its Wholly Owned Subsidiaries materially breaches any of the Service Payment Obligations or any obligation to make payment of Services Royalties in accordance with Section 3.02, and such material breach is incapable of cure, or with respect to a material breach capable of cure, Elysian and/or its Wholly Owned Subsidiaries does not cure such material breach within ten (10) days after receipt of a written notice of such breach from 7Seeds.

(b) Effects of Termination of Services or Expiration of Services Term. Upon any termination under Section 3.03(a) of the Services Term, together with the Parties respective obligations relating to the Services, or the expiration of the Services Term or this Agreement:

(i) all rights and licenses granted under this ARTICLE III shall automatically and immediately terminate on the date of such termination without any further action of any Party;

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(ii) Elysian and its Wholly Owned Subsidiaries, as applicable, shall have no further obligation or liability for paying to 7Seeds, and 7Seeds shall have no right to receive, any amounts not then due and payable under this Agreement relating to the Monthly Fees, Stock Payments or Reimbursable Expenses; provided, however, that in the event of a termination under Section 3.03(a)(v), the Elysian Licensees’ obligation to continue to make payments of Services Royalties whether or not then due and payable, if applicable, shall remain in full force and effect until such time as the obligation to make such payment of Services Royalties is terminated pursuant to Sections 3.03(a)(i) through (iv), or, upon delivery of a Notice of a Services Royalty Termination Election, or a Full Change of Control of Elysian or a Partial Change of Control (solely with respect to the Services Royalty payments attributable to the 7Seeds Licensed Stores that are subject to such Partial Change of Control or that are specifically identified in a Services Royalty Termination Election Notice), pursuant to Section 4.04(d); provided, further, that the continuation of such payment obligations set forth in this Section 3.03(b)(ii) shall be subject in all respects to the provisions of Section 4.04(d);

(iii) 7Seeds shall immediately cease all use of the Elysian Intellectual Property and shall confirm in writing to Elysian that no further uses remain; and

(iv) each Party shall return to the other Party, within thirty (30) days after such termination or expiration, all Confidential Information in the Party’s possession or, with the other Party’s approval, destroy all such Confidential Information, except as required by applicable Law and 7Seeds shall: (A) deliver to Elysian all documents, work product, and other materials, whether or not complete, prepared by or on behalf of 7Seeds in the course of performing the Services but may retain originals or copies of such documents, work product, or other materials as are required to be retained by applicable Law; and (B) return to Elysian all Elysian-owned property, equipment, or materials in its possession or control.

ARTICLE IV

INTELLECTUAL PROPERTY LICENSE

Section 4.01 Grant of CM License.

(a) Grant. Firebreak hereby grants to Elysian and its existing and future Wholly Owned Subsidiaries (each an “Elysian Licensee” and collectively, the “Elysian Licensees”), a non-transferable (except by operation of law), exclusive right and license to use the Cannablue Marks and related goodwill solely in connection with the Common Purpose in the Territory, including the right and license to use the Cannablue Marks in connection with:

(i) the branding and naming of Elysian Stores with the Cannablue Marks;

(ii) the manufacture, promotion, advertising, distribution, and sale of products and services that bear the Cannablue Marks (the “Products”) that are developed and/or sold by Elysian Stores, but specifically excluding online stores for retail of such Products; and

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(iii) the development, display, maintenance, and operation of websites including use of the Cannablue Marks in connection with the promotion, marketing, and advertising of the Elysian Stores and their Products branded with the Cannablue Marks, but specifically excluding online stores for retail of such Products (together with subparts (i) and (ii) of this Section 4.01(a), collectively, the “CM License”).

No license or rights are granted to Elysian by implication, estoppel, or otherwise, other than as expressly granted by Firebreak under this Section 4.01(a).

(b) CM License Term. The CM License granted to the Elysian Licensees in Section 4.01(a), shall be granted and continue in effect for a period of five (5) years following the Effective Date (the “Initial License Term”), and upon the expiration of the Initial License Term, the CM License shall be automatically renewed for successive one (1) year periods (each, a “Renewal License Term”, and collectively with each Renewal Term, the “CM License Term”), unless earlier terminated in accordance with Section 4.05.

(c) Use of the CM License by 7Seeds Licensed Stores. Elysian and Firebreak acknowledge and agree that the Elysian Licensees shall brand each 7Seeds Licensed Store with the Cannablue Marks and may sell Products bearing the Cannablue Marks in 7Seeds Licensed Stores, unless Firebreak elects, in its sole discretion, to deny an Elysian Licensee’s use of the CM License in connection with a specific 7Seeds Licensed Store. Firebreak shall provide written Notice of such election to the Elysian Licensee within ten (10) days after the receipt by a 7Seeds Licensed Store of the required Cannabis License. Failure by Firebreak to provide such Elysian Licensee with timely notice of a denial of the use of the CM License for the identified 7Seeds Licensed Store shall be deemed an approval by Firebreak with no further action required on the part of such Elysian Licensee and shall result in the waiver of Firebreak’s right to prevent such 7Seeds Licensed Store’s use of the CM License. If Firebreak elects to deny an Elysian Licensee’s use of the CM License in connection with a specific 7Seeds Licensed Store, such Elysian Licensee shall be free to operate and brand such 7Seeds Licensed Store without the use of the Cannablue Marks and engage in the sale of products sold by the 7Seeds Licensed Store.

(d) Use of the License by Other Stores. Elysian and Firebreak acknowledge and agree that if the Elysian Licensees wish to brand Other Stores with the Cannablue Marks or sell Products bearing the Cannablue Marks in Other Stores, Elysian shall provide written notice of such request (“Licensee Request”) to Firebreak after the receipt by the Other Store of the required Cannabis License. Failure by Firebreak to reject the Licensee Request within ten (10) days after receipt of the Licensee Request shall constitute Firebreak’s approval of the Licensee Request.

(e) Restrictions on Use. The Elysian Licensees shall not, directly or indirectly, (i) use the Cannablue Marks in connection with the sale or commercialization of any product within a 99 mile radius of (A) Oakland California or (B) South Lake Tahoe, but, in each case, solely within the boundaries of the state of California; or (ii) grant or attempt to grant a security interest in, or otherwise encumber, the Cannablue Marks or record any such security interest or encumbrance against any application or registration regarding the Cannablue Marks in the United States Patent and Trademark Office or elsewhere.

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(f) Limits to Exclusivity of Use. The exclusive CM License granted to the Elysian Licensees in Section 4.01(a), however, shall not prohibit the following uses of the Cannablue Marks by Firebreak:

(i) use solely in connection with the online promotion, advertising, and sales of products bearing the Cannablue Marks; and

(ii) use solely in connection with the sale and distribution of Firebreak’s private label products by licensed cannabis distributors.

(g) Joinder. As a condition of each Wholly Owned Subsidiary of Elysian being an Elysian Licensee hereunder, each such Elysian Licensee shall execute a Joinder Agreement, substantially in the form of the attached Joinder Agreement (Exhibit A), for which such Elysian Licensee shall represent that it is a Wholly Owned Subsidiary of Elysian and agrees that, upon its execution of such Joinder Agreement, it shall be bound by all of the terms, obligations, and conditions of this Agreement, including all rights relating to the CM License granted to the Elysian Licensee hereunder.

Section 4.02 Use of the Cannablue Marks.

(a) Compliance. Elysian shall use commercially reasonable efforts to ensure that all Elysian Stores and all uses by the Elysian Licensees of the Cannablue Marks, including in all advertising, marketing, and promotional materials used in connection with the Elysian Stores, comply in all material respects with: (i) Firebreak’s reasonable specifications relating to the Elysian Stores, including, but not limited to, their design, layout, and color scheme, and be of a quality at least consistent with the standards and reputation for quality symbolized by the Cannablue Marks; and (ii) all applicable Laws (specifically excluding 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act and its implementing regulations).

(b) Inspections and Approvals. So that Firebreak can ensure Elysian’s compliance with Section 4.02(a), the Elysian Licensees shall:

(i) permit Firebreak (or its authorized representative), on reasonable advance written notice and during normal business hours, and subject to compliance with the confidentiality obligations set forth in Section 7.03, to inspect all uses of the Cannablue Marks by Elysian Stores; and

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(ii) prior to each initial use of the Cannablue Marks or any material modification or variation to any such use, submit to Firebreak a representative sample of each such use of the Cannablue Marks (a “Submitted Sample”) for Firebreak’s review and approval, which approval shall occur within five (5) days of the presentation of a Submitted Sample to Firebreak (the “Review Period”). During the Review Period, Firebreak shall either approve or reject a Submitted Sample. If the Elysian Licensees do not receive written notice of any objection during the Review Period, Firebreak shall be deemed to have rejected such Submitted Sample. If Firebreak rejects a Submitted Sample, or otherwise notifies the Elysian Licensees of any non-compliance with the requirements of Section 4.02(a), the Elysian Licensees shall use commercially reasonable efforts to halt all non-compliant uses of the Cannablue Marks until Firebreak confirms in writing that the Elysian Licensees, as applicable, have remedied any such non-compliance. Firebreak and Elysian agree to supplement or otherwise replace this Section 4.02(b)(ii) with a detailed trademark guide to be provided by Firebreak (“Trademark Guide”) that shall set commercially reasonable minimum standards for use of the Cannablue Marks in connection with retail branding services and minimum standards for Products. The Trademark Guide will be included for compliance by the Elysian Licensees as a standard for how the Cannablue Marks are to be used by the Elysian Licensees (“Standards”). Firebreak may update the Trademark Guide in the future and the Elysian Licensees agree to use commercially reasonable efforts to comply with all updated Standards following receipt and review of same from Firebreak. Firebreak will only update the Standards in the Trademark Guide to preserve the distinctiveness of the Cannablue Marks and to protect the goodwill associated with the Cannablue Marks. If Elysian determines, in its sole discretion, that the Standards in the Trademark Guide or any of the updates thereto are unreasonable or cause Elysian Licensees to incur additional expenses, Elysian may document and notify Firebreak of such unreasonableness and/or additional expenses by written notice within ten (10) business days of the receipt of such updated Standards. Elysian and Firebreak shall then attempt in good faith to achieve consensus with respect to the applicable Standards and to use reasonable efforts through good faith discussion and negotiation to avoid and resolve disputes that could delay or impede a Party from receiving benefits under this Article IV. Should the Parties fail to reach consensus on the applicable Standards after good faith and reasonable efforts within thirty days (30) after Firebreak’s receipt of notice from Elysian, Elysian may terminate the CM License, as applicable to each such Elysian Licensee, upon ten (10) days written notice to Firebreak, effective immediately upon the expiration of the Applicable Transition Period, and Elysian shall have no further payment obligations or liability hereunder to Firebreak or any of its Affiliates with respect to the CM License.

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Section 4.03 Ownership and Protection of the Cannablue Marks and Elysian Intellectual Property.

(a) Acknowledgment. The Parties acknowledge and agree that:

(i) Firebreak owns and will retain all right, title, and interest in and to the Cannablue Marks;

(ii) Firebreak owns and will retain all right, title, and interest in and to all URLs, social media accounts, and advertising materials bearing the Cannablue Marks created by the Elysian Licensees (but, for the avoidance of doubt, not the content of same);

(iii) all goodwill accruing from the Elysian Licensees’ use of the Cannablue Marks will inure solely to the benefit of Firebreak;

(iv) some of the Cannablue Marks have been filed and registration is currently pending, and that such registrations may not be successful, provided, however, that Firebreak shall use good faith best efforts to obtain such registrations in all instances;

(v) the Elysian Licensees own and will retain all right, title, and interest in and to each such Elysian Intellectual Property including any trademarks, service marks, trade names or other indicia of same developed by the Elysian Licensees but excluding any New Marks; and

(vi) all goodwill accruing from the Elysian Intellectual Property will inure solely to the benefit of such Elysian Licensee.

(b) New Marks. Elysian Licensees shall submit any similar or associated trademarks, service marks, trade name or other indicia developed by or on behalf of the Elysian Licensees that are similar to any of the Cannablue Marks (“New Marks”) to Firebreak for review (a “Submitted Mark”), which review shall occur within five (5) days of the presentation of a Submitted Mark to Firebreak (the “New Mark Review Period”). During the New Mark Review Period, Firebreak must provide the Elysian Licensees, as applicable, with written notice of Firebreak’s approval or rejection of the Submitted Mark. If Firebreak does not reject or approve a Submitted Mark during the New Mark Review Period, Firebreak shall be deemed to have approved such Submitted New Mark and such Submitted Mark shall be automatically included as a Cannablue Mark. Elysian Licensees acknowledge and agree that Firebreak shall own all right, title, and interest in and to all such New Marks. Firebreak, at its expense, shall be responsible to file, prosecute, and maintain all applications and registrations for the New Marks including with respect to taking all such actions necessary to maintain such Intellectual Property protection in the Territory.

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(c) Registration and Maintenance. Firebreak shall use good faith best efforts at its expense, to file, prosecute, and maintain all applications and registrations for the Cannablue Marks. The Elysian Licensees shall provide, at the reasonable request of Firebreak, all necessary assistance with such filing, maintenance, and prosecution at Firebreak’s expense. For all Elysian Stores opened in the Territory other than California, the Elysian Licensees shall provide all information, documents, and general assistance reasonably necessary for Firebreak to register Cannablue state or other applicable trademarks for related goods and services as such involve the Common Purpose. In the event Firebreak fails to file, prosecute, and otherwise maintain all applications and registrations for the Cannablue Marks (including any New Marks), Firebreak hereby irrevocably designates and appoints Elysian as Firebreak’s agent and attorney-in-fact, to act for and on Firebreak’s behalf solely to file, prosecute, and maintain all applications and registrations and do all other lawfully permitted acts to further the registration and maintenance of the Cannablue Marks, as applicable, with the same legal force and effect as if Firebreak had taken such actions. Elysian Licensees shall have the right to offset any CM License Royalties, fees or other compensation due to Firebreak under this Agreement against any expenses incurred by Elysian Licensees associated with the registration and maintenance of the Cannablue Marks (including for any New Marks).

(d) Registration Restrictions. During the License Term, regardless of state or federal jurisdiction, the Elysian Licensees, shall not apply for, or obtain, or assist any Person in applying for or obtaining any registration of the Cannablue Marks, or any trademark, service mark, trade name, or other indicia confusingly similar to the Cannablue Marks.

(e) Enforcement. The Elysian Licensees shall promptly notify Firebreak in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Cannablue Marks by any third party of which it becomes aware and Firebreak shall promptly notify the Elysian Licensees in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Cannablue Marks by any third party of which it becomes aware. Firebreak has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of, and retain any monetary recovery resulting from, any such action or proceeding (including any settlement). Elysian shall provide Firebreak with all assistance that Firebreak may reasonably request, at Firebreak’s expense, in connection with any such action or proceeding. In the event Firebreak determines not to, or otherwise fails to bring any such action or proceeding, then Elysian shall have the right, in its sole discretion, to bring any such action or proceeding, and retain any monetary recovery resulting from, any such action or proceeding (including any settlement).

Section 4.04 Compensation for CM License.

(a) Annual License Fee. Elysian, on behalf of itself and each Elysian Licensee, shall pay to Firebreak a single $5,000 annual fee each year during the CM License Term for all use of the Cannablue Marks by all Elysian Licensees permitted hereunder (each, an “Annual License Fee” and collectively, the “Annual License Fees”) until the earlier of (i) the expiration of the CM License Term; (ii) the termination of the CM License for nonuse pursuant to Section 4.05(a); or (iii) the termination of the CM License for cause pursuant to Section 4.05(b).

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(b) CM License Royalty. In consideration for the Elysian Licensees’ use of the CM License, each Elysian Licensee, as applicable, shall pay Firebreak a royalty equal to 6% of the Gross Sales of each Elysian Store that uses the CM License (each a “CM License Royalty” and collectively, the “CM License Royalties” and together with the Services Royalties, each a “Royalty” and collectively, the “Royalties”) until the earlier of: (i) the occurrence of a Full Change of Control or a Partial Change of Control; or (ii) the termination of the CM License for cause pursuant to Section 4.05(b). Notwithstanding anything to the contrary herein, and for the avoidance of doubt:

(i) upon a Partial Change of Control, each Elysian Licensee, as applicable, shall have the right, but not the obligation, to terminate the CM License Royalty payments attributable to the Elysian Stores that are subject to such Partial Change of Control, but each Elysian Licensee, as applicable, shall not terminate the CM License Royalty payments attributable to the Elysian Stores that are not subject to such Partial Change of Control; and

(ii) Firebreak shall not be entitled to CM License Royalties and the Elysian Licensees, as applicable, shall not be obligated to pay CM License Royalties to Firebreak in connection with an Elysian Store’s use of the CM License if the Elysian Licensees, as applicable, are otherwise obligated under this Agreement to pay Services Royalties to 7Seeds as provided for in Section 3.02(b)(i)(A) in connection with such Elysian Store.

(c) Minimum CM License Royalty. If the total Royalty paid by an Elysian Licensee for a particular Elysian Store’s use of the CM License does not equal at least $5,000 at the end of any Quarterly Period (the “Minimum CM License Royalty”, and together with the CM License Royalties, collectively, the “CM License Payment Obligations”), then such Elysian Licensee shall pay Firebreak the difference between the Minimum CM License Royalty and the Royalty received by Firebreak or 7Seeds, as applicable. For example, if an Elysian Licensee pays Firebreak a Royalty in the amount of $4,000 for a particular Elysian Store’s use of the CM License at the end of a certain Quarterly Period, the Elysian Licensee shall pay Firebreak a Minimum CM License Royalty in the amount of $1,000 at the end of such Quarterly Period, such that, in such example, the total payment during such Quarterly Period shall equal $5,000.

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(d) Royalty Termination Fee. In the event of the successful closing of a Full Change of Control or a Partial Change of Control (each, a “Closing”), Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall have the right, but not the obligation, to pay to 7Seeds or Firebreak, as applicable, in lieu of paying the remaining applicable Royalties that have yet to become due and payable hereunder, a one-time payment equal to two million dollars ($2,000,000) per Elysian Store upon (i) the successful Closing of a Full Change of Control or Partial Change of Control, or (ii) at any time that Elysian and/or its Wholly Owned Subsidiaries, as applicable, elect to terminate paying the remaining applicable Royalties that have yet to become due and payable hereunder, for which Elysian and/or its Wholly Owned Subsidiaries, as applicable, gives Notice thereof to Firebreak (each a “Firebreak Royalty Termination Election”, together with each Services Royalty Termination Election, as applicable, collectively, an “Election”) specifying which Royalties and the specific Elysian Stores that such Election shall apply to for purposes of terminating any such Royalties (the “Royalty Termination Fee”). Elysian and/or its Wholly Owned Subsidiaries, as applicable, may elect to pay such Royalty Termination Fee to 7Seeds or Firebreak, as applicable, (i) at any time upon or within the twelve (12) month period immediately following the applicable Closing date , or (ii) immediately at any time that Elysian and/or its Wholly Owned Subsidiaries, as applicable, make an Election to terminate paying the remaining applicable Royalties that have yet to become due and payable hereunder and gives Notice thereof to Firebreak (and/or, as applicable, 7Seeds, pursuant to Section 3.02(b)), by wire transfer of immediately available funds to an account designated in writing by 7Seeds or Firebreak, as applicable. Upon payment of the Royalty Termination Fee resulting from a Full Change of Control or a Partial Change of Control, Elysian and its Wholly Owned Subsidiaries, as applicable, shall have no further Services Royalties or CM License Royalties due and payable to 7Seeds or Firebreak, as applicable, under this Agreement. As such, this Royalty Termination Fee, in amount and terms, also represents a liquidated damages amount that the Parties agree is a fair and reasonable estimate for an early termination of the Royalty payments to be paid by Elysian and/or its Wholly Owned Subsidiaries, as applicable, pursuant to and in accordance with the terms of this Agreement. Such liquidated damages are not intended to be a penalty and are solely intended to compensate for damages for any such termination of the Royalties to be paid pursuant to and in accordance with the terms of this Agreement by Elysian and/or its Wholly Owned Subsidiaries, as applicable.

(e) Manner of Payment. (i) Each Annual License Fee shall be paid on or before January 31st of each calendar year following the Effective Date, and (ii) all CM License Royalties and/or Minimum CM License Royalty, as applicable, shall be paid within thirty (30) days following the end of each Quarterly Period, in each case, in US dollars by wire transfer to a bank account to be designated in writing by Firebreak.

(f) Late Payments. In the event Firebreak does not receive payments due under this Section 4.04 on or before the date due, Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall pay to Firebreak, interest on the past due amount from the date such payment was due to the date of such payment is made at a rate of 1.5% per month, or, if lower, the maximum amount permitted under applicable Law.

(g) Royalty Statements. At the same time as payment of CM License Royalties are submitted, Elysian shall submit or cause to be submitted to Firebreak, a statement in writing, certified to be true and correct by an officer of Elysian, that includes all information relevant to the calculation of such CM License Royalties, including:

(i) the Quarterly Period for which the CM License Royalties were calculated;

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(ii) the Gross Sales for each Elysian Store, as applicable, during the Quarterly Period;

(iii) the amount of CM License Royalties due and payable; and

(iv) any other details Firebreak may reasonably request in advance in writing.

Within thirty (30) days following the end of each calendar year, Elysian shall submit to Firebreak, a written statement of Elysian’s and/or its Wholly Owned Subsidiaries’, as applicable, aggregate Gross Sales during each Quarterly Period and the amount due to Firebreak, for each Quarterly Period. In the event that such statement shows that the amount due by Elysian and/or its Wholly Owned Subsidiaries, as applicable, is less than the amount paid, Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall pay to Firebreak within seven (7) days of the submission of the statement, an amount equivalent to the difference between the amount paid and the amount due, plus any interest calculated in accordance with Section 4.04(f).

Section 4.05 Termination of CM License Term, CM License, and CM License Payment Obligations.

(a) Termination for Nonuse. Firebreak may terminate the CM License Term, together with the CM License granted to the Elysian Licensees hereunder, prior to the expiration of the Term or this Agreement, at any time following the failure of any Elysian Licensee to use the Cannablue Marks in connection with at least one (1) Elysian Store or Product offered for sale in the Territory within three (3) years after the Effective Date, provided that such nonuse of the Cannablue Marks by the Elysian Licensees shall not have been caused, in whole or in part, by: (i) Firebreak’s denial of the Elysian Licensees’ right to use the CM License; (ii) any delays, actions, or omissions by Firebreak or 7Seeds with respect to the Services or the CM License, including, but not limited to any actions of inactions of Gosselin; or (iii) any regulatory delays caused by a Governmental Authority; provided, further, however, in the event that Elysian Licensees have made the full payment of Annual License Fees and the Minimum CM License Royalties then due and owing, Firebreak may not terminate the CM License Term or the CM License granted hereunder until such time as the Elysian Licensees fail to make such applicable payments in accordance with this Agreement, including any applicable cure period.

(b) Termination for Cause. Firebreak and the Elysian Licensees, as applicable, may terminate the CM License granted to the Elysian Licensees hereunder upon a material breach by Firebreak or an Elysian Licensee of its respective obligations under this Agreement relating to the CM License by providing to the breaching Party at least thirty (30) days’ prior written notice of such breach, specifying in reasonable particularity the nature of the alleged breach, and, in the event such breach is not cured within such thirty (30) day period, then the CM License shall automatically terminate effective one hundred fifty (150) days following the end of such thirty (30) day period, or, in the event such breach is incapable of being cured, within one hundred eighty (180) days following the breaching Party’s receipt of a written notice of termination (in each case, the “Applicable Transition Period”). The Elysian Licensees shall have the right, but not the obligation, to continue to use the CM License throughout the Applicable Transition Period; provided, however, that in the event of termination of the CM License resulting from an uncured material breach by Firebreak as set forth above, or a material breach by Firebreak that is incapable of being cured, Elysian and its Wholly Owned Subsidiaries shall have the right to sell-off inventory of Products (i) in its possession, custody or control, and/or (ii) that are in the course of manufacture and/or transit at the date of termination for a period of one hundred eighty (180) days after the date of termination, in each case in accordance with the terms and conditions of this Agreement.

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(c) Effects of Termination of CM License or Expiration of CM License Term. Except as otherwise provided in Section 4.05(b) relating to any Applicable Transition Period following a termination for cause upon the termination of the CM License granted to the Elysian Licensees hereunder, upon the termination of the CM License or the expiration of the CM License Term:

(i) all rights and licenses granted under this ARTICLE IV shall automatically and immediately terminate on the date of such termination without any further action of any Party;

(ii) the Elysian Licensees shall have no further obligation or liability for paying to Firebreak, and Firebreak shall have no right to receive, any amounts not then due and payable under this Agreement relating to any CM License Payment Obligation or Annual License Fee; and

(iii) the Elysian Licensees shall immediately cease all use of the Cannablue Marks and shall confirm in writing to Firebreak that no further uses remain.

ARTICLE V
INDEMNIFICATION

Section 5.01 Indemnification of Elysian. 7Seeds and Firebreak, severally and not jointly, shall defend, indemnify and hold harmless Elysian and its Affiliates, including its Wholly Owned Subsidiaries, and each of their respective Representatives (each an “Elysian Party” and collectively, the “Elysian Parties”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from any third party Action or direct Action alleging: (a) a breach by 7Seeds or Firebreak of any representation, warranty, covenant or other obligation set forth in this Agreement; (b) any grossly negligent or intentional acts or omissions of 7Seeds or Firebreak or each of their respective Representatives, unless such act or omission is solely caused by the gross negligence or willful misconduct of an Elysian Party; (c) 7Seeds’ or Firebreak’s unauthorized disclosure of an Elysian Party’s Confidential Information; (d) that 7Seeds’ Pre-Existing Materials or an Elysian Party’s receipt or use thereof infringes, misappropriates or violates any Intellectual Property rights or any other proprietary rights of an Elysian Party or a third party; or (e) that the Cannablue Marks or an Elysian Party’s receipt or use thereof infringes, misappropriates or violates any Intellectual Property rights or any other proprietary rights of an Elysian Party or a third party.

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Section 5.02 Indemnification of 7Seeds and Firebreak. Elysian shall defend, indemnify and hold harmless 7Seeds and Firebreak and their respective Representatives (each a “7Seeds or Firebreak Party”) from and against any Losses arising out of or resulting from any third party Action or direct Action alleging (a) a breach by Elysian or an Elysian Licensee of any representation, warranty, covenant or other obligation set forth in this Agreement; (b) any grossly negligent or intentional acts or omissions of Elysian or its Representatives, unless such act or omission is solely caused by the gross negligence or willful misconduct of a 7Seeds or Firebreak Party; (c) Elysian’s unauthorized disclosure of 7Seeds’ or Firebreak’s Confidential Information; or (d) that Elysian’s Intellectual Property or a 7Seeds or Firebreak Party’s receipt or use thereof infringes, misappropriates or violates any Intellectual Property rights or any other proprietary rights of a third party.

Section 5.03 Notice of Actions. To receive the foregoing indemnities, the Party seeking such indemnification must promptly notify the other party in writing of the Action and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend or settle the Action; provided, the indemnifying Party shall first obtain the written consent of the indemnified Party, unless such settlement or compromise is solely for monetary damages that are fully payable by the indemnifying Party, does not involve any admission, finding or determination of wrongdoing or violation of law by the applicable indemnified party and provides for a full, unconditional and irrevocable release of the applicable indemnified party from all liability in connection with the applicable Action.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01 The Parties’ Representations and Warranties. Each Party represents and warrants to all other Parties that the statements contained in this Section 6.01 are true and correct as of the Effective Date.

(a) Organization and Qualification. Such Party is duly organized, validly existing, and in good standing under the Laws of the state of organization and have full corporate power and authority to own, operate, or lease the assets now owned, operated, or leased by it, and to carry on its business as currently conducted. Such Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the conduct of its business as currently conducted makes such licensing or qualification necessary.

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(b) Authority; Enforceability. Such Party has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite entity action on the part of such Party and, if required, its Affiliates. This Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution, and delivery by the other Parties) constitutes a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms.

(c) No Conflicts; Consents. The execution, delivery, and performance by the Party of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, by-laws, or other organizational documents of such Party or its Affiliates; (b) violate or conflict with any Governmental Order or Law applicable to such Party or any of its Affiliates; or (c) violate, conflict with, or constitute a default under any contract, Permit or other instrument to which such Party is a party or by which such Party or its property is bound.

(d) Legal Proceedings. There is no Action of any nature pending or, to such Party’s knowledge, threatened against or by such Party or any of its Affiliates that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To such’s Party knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 6.02 7Seeds’ Representations and Warranties. 7Seeds represents and warrants to Elysian that it shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and in compliance with all applicable Laws, and shall devote adequate resources to meet its obligations under this Agreement.

Section 6.03 Firebreak’s Representations and Warranties. Firebreak represents and warrants to Elysian that:

(a) Ownership of Cannablue Marks. Firebreak is and shall remain throughout the CM License Term as the sole and beneficial owner of the entire right, title, and interest in and to the Cannablue Marks.

(b) Encumbrances. Other than in compliance with Sections 4.01(d) and 4.01(e), Firebreak has not granted and during the CM License Term will not grant any licenses, liens, security interests, or other encumbrances in, to, or under the Cannablue Marks.

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(c) Infringement of Intellectual Property Rights. The exercise by Elysian of the rights and the CM License granted under this Agreement will not infringe, misappropriate or otherwise conflict with the rights of any other Person.

(d) Litigation. Except for the disclosures made in Exhibit B, there is no settled, pending, or, to Firebreak’s knowledge, threatened litigation, opposition, or other Action or proceeding challenging the validity, enforceability, ownership, registration, or use of the Cannablue Marks in the Territory and Firebreak has not brought or threatened any Action against any third party alleging infringement of the Cannablue Marks, nor, to Firebreak’s knowledge is any third party infringing or threatening to infringe the Cannablue Marks.

(e) Recordation of the CM License. Firebreak shall make all necessary filings, in such form reasonably satisfactory to Elysian, to record this Agreement as it relates to the CM License in any and all countries in the Territory where it may be required under applicable Law, including as a prerequisite to enforcement of the Cannablue Marks or enforceability of the CM License in the courts of such countries, and Firebreak shall be solely responsible for payment of any recordation fees and all related expenses.

ARTICLE VII

COVENANTS

Section 7.01 Notice of Certain Events.

(a) From the Effective Date, each Party shall promptly notify the other Parties in writing of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated herein; and

(iii) any Actions commenced or, to such Party’s knowledge, threatened against, relating to, or involving such Party or its Affiliates that, if pending on the Effective Date, would have been required to have been disclosed pursuant to Section 6.01(d), or that relates to the consummation of the transactions contemplated herein.

(b) A Party’s receipt of information pursuant to this Section 7.01 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made to such Party in this Agreement.

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Section 7.02 Public Announcements. The Elysian Parties shall be permitted by the other Parties to disclose the details of this Agreement at Elysian’s discretion. Elysian and any of its Affiliates shall be permitted to issue one or more public press releases at Elysian’s discretion to disclose the details of this Agreement and potential forward looking statements to its shareholders and the general public for consumption.

Section 7.03 Confidentiality.

(a) Confidential Information. All non-public, confidential or proprietary information of either Party (“Confidential Information”), including, without limitation, and without regard to form, the following: marketing information, sales information, Intellectual Property, business plans, trade secrets, know-how, computer programs, operations plans, instructional materials and information, pricing strategies, customer specifications, customer materials, Personally Identifiable Information (as defined below) including identity of customer and vendors, vendor specifications, and other confidential and proprietary information regarding a customer and its operations, along with all analyses, compilations, data, studies, reports, and e-mails containing or based in whole or in part on any such confidential and proprietary information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, or otherwise learned by the Receiving Party in connection with this Agreement, and whether or not marked, designated, or otherwise identified as “confidential,” is confidential, solely for use in performing this Agreement and may not be disclosed or copied unless authorized by the Disclosing Party in writing.

(b) Non-Disclosure of Confidential Information. The Receiving Party agrees that, even though Confidential Information may have been or may be contributed to, developed or acquired by the Receiving Party, Confidential Information is the exclusive property of the Disclosing Party to be held by the Receiving Party in trust and solely for the Disclosing Party’s benefit whether such Confidential Information was contributed to, developed or acquired by the Receiving Party before, during or after the Term. The Receiving Party shall act as a fiduciary with respect to all Confidential Information and act in accordance with the highest standards established by law with respect to the duties of a person in a position of trust. Accordingly, the Receiving Party acknowledges and agrees that prior to the Effective Date, the Receiving Party has not and the Receiving Party shall not directly or indirectly at any time during the Term, or subsequent to the termination of this Agreement, use Confidential Information for the Receiving Party’s benefit or the benefit of any person or entity other than the Disclosing Party, or reveal, report, publish, transfer, or otherwise disclose to any person or entity, any Confidential Information without the prior written consent of the Disclosing Party, except to: (i) Representatives of the Receiving Party who have a need to know for purposes of this Agreement and have entered into a confidentiality agreement the same as or at least as restrictive as the confidentiality obligations contained herein, and, provided, further that in all respects the Receiving Party shall remain liable for any actual or threated breach by such Receiving Party’s Representatives of the confidentiality obligations contained herein, (ii) vendors, contractors, or consultants to the Disclosing Party that have executed confidentiality and non-disclosure agreements in favor of the Disclosing Party and are authorized by the Disclosing Party to receive the Confidential Information, and (iii) other persons or entities whom the Disclosing Party agrees in writing are in a contractual or fiduciary relationship with the Disclosing Party, or who have a need for such Confidential Information for purposes that are in the best interests of the Disclosing Party, and are authorized by the Disclosing Party to receive Confidential Information. This provision does not prohibit the Receiving Party from disclosing information which legally is, or becomes of, general public knowledge from authorized sources other than the Receiving Party.

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(c) Protecting Confidential Information. The Receiving Party will use best efforts to maintain the confidentiality of the Confidential Information, including adopting and implementing all reasonable procedures prescribed by the Disclosing Party to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person. The Receiving Party shall take all necessary and reasonable administrative, technical, and physical safeguards to secure and protect the confidentiality, integrity, and security of Confidential Information, as well as any third party financial information and Personally Identifiable Information received, accessed, or used by the Receiving Party hereunder. “Personally Identifiable Information” shall mean information that, whether maintained or transmitted individually or in the aggregate with other information, allows a natural person to be identified, including, but not limited to, the name, birthday, address, telephone number, social security number or other unique identifiers of any natural person.

ARTICLE VIII

RECORDS AND AUDIT RIGHTS

Section 8.01 Records and Audit. Elysian shall keep complete and accurate books and records showing the Gross Sales for each Elysian Store during each Quarterly Period and shall make available such books and records during normal business hours on an annual basis, no more than once per calendar year, for inspection and audit by Firebreak or 7Seeds, as applicable, (or their respective authorized representatives), who may take copies of such books and records, subject to and in accordance with the confidentiality obligations set forth in this Agreement. If any such inspection or audit shows that any Royalty payment was deficient, (a) Elysian and/or its Wholly Owned Subsidiaries, as applicable, shall immediately pay Firebreak or 7Seeds the deficient amount, including interest calculated in accordance with Section 3.02(e) and Section 4.04(e). If such payment is found deficient by more than 10%, Elysian shall bear the cost of the audit or inspection and reimburse Firebreak or 7Seeds, as applicable, for any reasonable third party professional charges incurred and actually paid. Such inspection and audit right of Firebreak or 7Seeds shall remain in effect for a period of one (1) year after the termination of this Agreement.

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ARTICLE IX

TERM AND TERMINATION OF THIS AGREEMENT

Section 9.01 Term; Termination. This Agreement shall remain in effect (the “Term”) until the occurrence of any of the following events, at which time this Agreement shall terminate: (i) in the event Elysian and/or Fortium are unable to raise sufficient capital to provide for and perform Elysian’s and/or Fortium’s obligations under this Agreement, as determined in the sole discretion of Elysian; (ii) upon the expiration of the CM License Term; (iii) upon the expiration of the Services Term, if the CM License was terminated prior to the expiration of the Services Term; (iv) upon the simultaneous termination of the Services and the CM License; (v) upon the termination of the Services, if the CM License was terminated prior to the termination of the Services; or (vi) upon the termination of the CM License if the Services were terminated prior to such termination of the CM License.

Section 9.02 Effects of Termination. If, after the expiration of the Service Term or the termination of Services, the CM License has not been terminated, the rights and obligations of the Elysian Licensees and Firebreak under this Agreement with respect to the CM License shall remain in full force and effect. If, after the termination of the CM License, the Service Term has not expired or the Services have not been terminated, the obligations of 7Seeds and the rights of Elysian Licensees, as applicable, under this Agreement with respect to the Services shall remain in full force and effect. Upon the termination of this Agreement pursuant to Section 9.01, Elysian and its Wholly Owned Subsidiaries shall have no further obligation or liability for paying to 7Seeds or Firebreak, and neither 7Seeds nor Firebreak shall have any right to receive, as applicable, any amounts not then due and payable under this Agreement relating to any Services Payment Obligation or Annual License Fee; provided, however, that for the avoidance of any doubt, the Parties acknowledge and agree that the Elysian Licensees’ obligation to continue to make payments of Services Royalties and the CM License Payment Obligations, as applicable, hereunder may only be terminated upon a termination by the Elysian Licensees in accordance with Section 3.03(a)(i) through (iv), Section 4.04(d) (in connection with a Full Change of Control or Partial Change of Control, or by Notice of Election to terminate, as applicable; provided, that with respect to a Partial Change of Control, such solely with respect to the Services Royalties or CM License Royalties, as applicable, payments attributable to the Elysian Stores that are subject to such Partial Change of Control), or Section 4.05(b).

Section 9.03 Survival. The rights and obligations of the Parties which by their nature should survive the termination of this Agreement, shall survive any such termination including, but not limited to, Sections 3.01(d), 4.03, 7.02, and 7.03, and ARTICLES V, IX and X of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01 Recitals. The Recitals set forth above are true and correct and form an integral part of, and by this reference are incorporated into, this Agreement.

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Section 10.02 Expenses. All costs and expenses incurred in connection with the preparation and execution of this Agreement, and the transactions contemplated hereby, shall be paid by the Party incurring such costs and expenses.

Section 10.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by certified mail (return receipt requested) or sent by email to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to 7Seeds or Firebreak:	Alex Gosselin

Email:

with a copy to:	Finkle Law Office
(which shall not constitute notice)	5776 Stoneridge Mall Road, Ste. 360
Pleasanton, CA 94588
robert@finklelawoffice.com
Attention: Robert Finkle, Esq.

If to Elysian or Fortium:	Elysian Premium Corp.
834-F S Perry St., Ste. 422
Castle Rock, CO 80104
Email: rhorgan@fortium-holdings.com
Attention: Richard Horgan, CEO

With a copy to:	Nason Yeager Gerson Harris & Fumero, P.A.
(which shall not constitute notice)	3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Telephone: (561) 471-3507
Attention: Michael D. Harris, Esq.
Email: mharris@nasonyeager.com

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

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Section 10.06 Entire Agreement. This Agreement contemplated hereby constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.07 Severability; Independent Covenants. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that comes closest to the intent of the Parties. The covenants set forth in this Agreement shall be construed as agreements independent of any other provision in this or any other agreement by, among, or affecting the Parties, and the existence of any Action of a Party against the other Party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement.

Section 10.08 Equitable Relief; Cumulative Remedies. Each Party acknowledges and agrees that if a Party breaches or threatens to breach any of its obligations under this Agreement, then the non-breaching Party, in addition to any other remedies available to it under Law, shall be entitled to specific performance and other equitable relief, including temporary and permanent injunctive relief, without the necessity of showing actual monetary damages or pleading or proving irreparable harm or lack of an adequate remedy at law and without having to post a bond or other security to enforce Sections 3.01(d), 4.03, 7.02, and 7.03, and ARTICLES V, IX and X of this Agreement.

Section 10.09 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by a Party without the prior written consent of the other Parties, provided, however, that a Party may freely assign or delegate any of its rights or obligations under this Agreement upon a sale of all or substantially all of the assets or equity interests of a Party or in connection with any restructuring of a Party, including, without limitation, a Change of Control.

Section 10.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express, or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever.

Section 10.11 Amendment and Modification. This Agreement, including any Schedule or Exhibit, may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

Section 10.12 Waiver. No waiver by a Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by a Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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Section 10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the state of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the state of Delaware.

Section 10.14 Arbitration. Any dispute, Action or controversy initiated by Elysian or Fortium arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Alameda County, California, before one or three arbitrator(s). Any dispute, Action or controversy initiated by 7Seeds or Firebreak arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Denver County, Colorado, before one or three arbitrator(s). The arbitration in each location shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 10.15 Relationship of Parties. The relationship between Fortium and Elysian, including the Elysian Licensees, and each of 7Seeds and Firebreak is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, co-owners, franchise, business trust, joint venture or other form of joint enterprise, employment or fiduciary relationship by and among the Parties, and no Party or Parties shall have authority to contract for or bind the other Parties in any manner whatsoever solely by virtue of this Agreement, except as expressly provided herein.

Section 10.16 Not a Franchise. The Parties acknowledge and agree that this Agreement does not constitute, and shall not be construed as, a franchise agreement, nor does it make any Party the franchisee of another Party. The Parties further acknowledge and agree that state and federal franchise laws do not and will not apply to this Agreement or to the relationship between the Parties and their respective rights and obligations hereunder. The Parties agree that, due to their respective business backgrounds and prior experience, they do not need the protection of state and federal franchise laws. This clause is critical consideration and inducement for 7Seeds and Firebreak to enter into this Agreement. As such, Elysian must, and does, irrevocably waive any claim or cause of action against 7Seeds and Firebreak based on any franchise laws.

Section 10.17 Counterparts. This Agreement may be executed in counterparts and by facsimile signature or e-mail of a PDF signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 10.18 Non-Solicitation of Employees and Independent Contractors. During the Term and for twelve (12) months after the Term, no Party shall, for such Party’s own benefit or on behalf of any other Person other than the other non-Affiliate Parties, directly or indirectly through another Person: (i) solicit, request, induce or encourage any employee of a non-Affiliate Party to leave the employment of such non-Affiliate Party; (ii) solicit, request, induce or encourage any independent contractor of a non-Affiliate Party to terminate its contract therewith; (iii) take any action which interferes with the relationship between non-Affiliate Party and any of their employees or independent contractors; or (iv) hire, offer employment to, or otherwise engage any individual who was an employee or independent contractor of non-Affiliate Party at any time during the Term. The time period during which any Party, as applicable, is to refrain from the activities described in this Section 10.18 will be extended by any length of time during which such Party is in breach of any provision of this Agreement. Each Party acknowledges that the purposes and intended effects of the restrictive covenants would be frustrated by measuring the period of the restriction from the date of termination of this Agreement where such Party failed to honor the restrictive covenant until required to do so by court order.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the Effective Date by their respective officers thereunto duly authorized.

7SEEDS:

7Seeds Inc.

By:	/s/Alex Gosselin
Name:	Alex Gosselin
Title:	Chief Executive Officer

FIREBREAK:

Firebreak Associates Inc.

By:	/s/Alex Gosselin
Name:	Alex Gosselin
Title:	Chief Executive Officer

ELYSIAN:

ELYSIAN PREMIUM CORP.

By:	/s/ Richard Horgan
Name:	Richard Horgan
Title:	Chief Executive Officer

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JOINDER BY FORTIUM

The undersigned, Fortium Holdings Corp., a Nevada corporation, hereby joins in the execution and delivery of this Agreement solely for the purposes of acknowledging and agreeing to be bound by terms of Section 3.02(b)(i)(B) with respect its obligations to make Stock Payments in accordance therewith.

Fortium Holdings Corp.

By:	/s/ Richard Horgan
Name:	Richard Horgan
Title:	Chief Executive Officer

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